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                                                                     Exhibit 5.1

                         BROBECK, PHLEGER & HARRISON LLP
                        4675 MacArthur Court, Suite 1000
                         Newport Beach, California 92660

                                 March 11, 1997

Onyx Acceptance Financial Corporation
8001 Irvine Center Drive
Irvine, California 92618

                 Re:      Registration Statement on Form S-1
                          Registration No. 333-22301

Ladies and Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-1 (Registration No. 333-22301) filed by you on behalf of the Onyx Acceptance Grantor Trust 1997-1 (the "Trust") with the Securities and Exchange Commission on February 25, 1997 and Amendment No. 1 thereto transmitted for filing on March 11, 1997 (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of Automobile Loan Pass-Through Certificates (the "Certificates"). The Certificates are to be issued pursuant to a Pooling and Servicing Agreement relating to the formation of the Trust and the issuance of the Certificates (the "Pooling and Servicing Agreement") among Onyx Acceptance Financial Corporation (the "Company"), Onyx Acceptance Corporation ("Servicer"), and Bankers Trust Company (the "Trustee").

                 The Certificates are to be sold to the Underwriter as described in the Registration Statement for resale to the public. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Certificates.

                 It is our opinion that, upon (i) conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Certificates, (ii) due execution and authentication of the Certificates by the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and (iii) issuance and delivery of the Certificates against payment therefor by the Underwriter in the manner described in the Registration Statement, the Certificates will be legally issued, fully paid and nonassessable.
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Onyx Acceptance Financial                                         March 11, 1997
Corporation                                                               Page 2


                 We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any further amendments thereto. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                                   Respectfully,


                                   /s/ Brobeck Phleger & Harrison LLP